Exhibit 10.3
Summary Terms and Conditions for the 2014 Performance RSU Grants
SVPs and Above
This is a summary of the material terms and conditions of the Senior Management 2014-2016 Performance RSU Grants for SVPs and above. The full Terms and Conditions of the Senior Management 2014-2016 Performance RSU Grants and the DIRECTV 2010 Stock Plan (the “Plan”) and Prospectus govern the awards. Capitalized terms not defined herein have the meaning assigned to them in the Plan or the Terms and Conditions.

TERM/CONCEPT	EXPLANATION
Company	DIRECTV and its Subsidiaries
Eligibility	Employees at the level of Senior Vice President and above are generally eligible for a 2014-2016 grant.
Awards	DIRECTV Restricted Stock Units (RSUs or Units); distributed in DIRECTV (DTV) common stock
Performance Period	3-year Performance Period (Jan. 1, 2014 – Dec. 31, 2016)
Adjustment Factor
This factor is the percentage (0% to 150%) used at the end of the 3-year Performance Period to determine your shares earned based on the Company’s performance to the Performance Measures listed below. It is the average of the three annual Performance Factors.

Performance Measures	[TBD]
Tranches
Each grant of 2014-2016 RSUs is divided into three tranches or pieces, with each tranche representing one-third of the RSUs assigned to each of the three performance years (2014, 2015 and 2016). All fractional shares in the resulting tranches are assigned to the third and final tranche, so that each tranche consists only of whole shares and the sum of the three tranches equals the original RSU grant.

Performance Determination
•    At the end of each year, the Company assesses DIRECTV performance for each Performance Measure, weights the performance result for each Performance Measure, and sums the three weighted numbers, resulting in an annual Performance Factor per the chart above.
•    At the end of the three years, the average of the three annual Performance Factors creates the Adjustment Factor (the percentage used to determine the final shares earned). The final Adjustment Factor is capped at 150%.

TERM/CONCEPT	EXPLANATION
Distribute Shares at the End of Three Years
•    Within 60 days after the end of the Performance Period, the Company determines the Adjustment Factor. The Company will multiply the total number of RSUs granted by this factor to determine the number of shares to distribute.
•    After the Adjustment Factor is determined, the shares will be distributed to you (minus applicable tax withholding).
•    Upon distribution, the shares will be directly deposited into an account in your name with the Company's stock plan recordkeeper (currently Morgan Stanley Smith Barney). Account and tax information will be distributed shortly thereafter.

Taxes
•    Generally, your award is taxable at the time your DTV common stock, if any, is distributed to you.
•    The applicable withholding taxes are due upon distribution, whether or not you sell your shares at that time. The Company will generally withhold shares of stock to satisfy the applicable tax withholdings. You will receive shares net of tax withholdings.
•    Please consult with your personal tax or financial advisor for specific information regarding the tax consequences of your award.

Continued Employment
Continued Service through the end of the Performance Period is generally required as a condition of receiving your award and the rights and benefits under the Plan. Partial employment or Service, even if substantial, during the Performance Period will not entitle you to any proportionate award, or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or Service, except as otherwise provided in the sections below.

Impact of Termination	If you terminate for any reason within the first calendar year of the Performance Period, your award will be forfeited, except as otherwise provided in the sections below.
Resignation or Term for Cause	If you resign from the Company during the Performance Period or are terminated for Cause any time prior to the distribution date, your award will be forfeited.
• Term Without Cause (e.g., Layoff) • Retirement[1] • Long-Term Disability or Death
•    For terminations without Cause or due to Retirement, Long-Term Disability or death, on or after the December 1st of the first calendar year of the Performance Period, in addition to any previously vested shares, you are eligible for a pro-rated award determined as the number of shares in the tranche for the year of termination of employment prorated by the number of months of Service during that year completed prior to the termination, including the month of termination, subject to Company performance.
•    Any vested shares will be distributed as soon as practicable in the year following the end of the Performance Period, except for termination due to death, when the vested shares will be distributed as soon as practicable after your death.

Impact of Leave of Absence
Absence from work caused by military service, authorized sick leave, or other leave approved by the Company will not be considered a termination of employment or Service by the Company if reemployment upon the expiration of the leave is required by contract or law, or if the leave is for a period of not more than 90 days. The Company reserves the right to adjust grants for employees on leave in excess of 90 days.

Recovery of Stock Awards
If the financial or operating results used to determine the payout of shares are subsequently restated or revised such that fewer shares would have been awarded using such restated or revised results, the Company will be entitled to recover those shares that should not have been awarded. See the policy statement in the 2013 Proxy Statement section “Compensation Discussion and Analysis.”

TERM/CONCEPT	EXPLANATION
Open Window and Trading Blackouts
All employees are subject to Company policy that restricts transactions in Company securities, such as shares of common stock. Certain employees, including VPs and above and those who have routine access to material non-public information about the Company, are subject to further restrictions in savings plans and at Morgan Stanley Smith Barney, whereby they can only trade DIRECTV stock during specified times. Please refer to the Securities and Insider Trading Policy found on the DEN under Resources>Policies & Procedures> Company Policies.

1 Retirement means termination of employment at age 55 or older, with 5 or more years of Continuous Service as defined by the Pension Plan.